UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 20, 2005

Badger Paper Mills, Inc.

(Exact name of registrant as specified in its charter)

Wisconsin	0-00795	39-0143840
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 West Front Street, P.O. Box 149 , Peshtigo, Wisconsin		54157-0149
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(715) 582-4551

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On September 20, 2005, Badger Paper Mills, Inc. (the “Company”) entered into a Letter of Intent (the “LOI”) with James D. Azzar (“Mr. Azzar”) providing for the acquisition of the Company by Mr. Azzar through a merger transaction with an entity to be formed by Mr. Azzar (“Newco”).  The LOI provides that shareholders will receive cash consideration of $1.25 per share of the Company’s common stock, no par value.

The LOI includes the parties’ agreement to negotiate and execute a definitive plan of merger and merger agreement.  In addition, the LOI provides that there are no financing or due diligence contingencies to Mr. Azzar’s obligations and that Mr. Azzar will personally guaranty the obligations of Newco under the merger agreement.

The LOI grants Mr. Azzar the right to participate in and consent to the day-to-day operations of the Company during the period following the execution of the merger agreement and requires that management continue to operate the Company in its ordinary course consistent with past practice prior to consummation of the Merger.

The Company agreed to terminate all negotiations with other parties regarding a change in control of the Company, or the transfer or disposition of its assets.

The Company also agreed to terminate the registration of its common stock, no par value, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) upon the execution of the merger agreement.  Upon the termination of its registration, the Company will no longer be subject to the periodic reporting and disclosure requirements of the Exchange Act, including the proxy rules governing the submission of matters to a vote of shareholders.  Accordingly, the merger will be submitted to a vote of shareholders in accordance with the corporate law of the State of Wisconsin.

Item 8.01  Other Events

On September 22, 2005, the Company issued a press release announcing the parties’ execution of the LOI, a copy of which is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Exhibit Title
99.1	Press Release dated September 22, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BADGER PAPER MILLS, INC.
By:	/s/ Paul M. Bouthilet
Paul M. Bouthilet
Vice President, Chief Financial Officer, Secretary and Treasurer

Dated: September 23, 2005

EXHIBIT INDEX

Exhibit No.	Exhibit Title
99.1	Press Release dated September 22, 2005.